Exhibit 2.1

PURCHASE AND SALE AGREEMENT

between

[                                                             ]

[Insert Applicable Seller Entity]

and

HERTZ ACQUISITIONS GROUP, LLC,

a Delaware limited liability company

December     , 2011

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of December     , 2011 (the “Effective Date”) by and between [                    ], a                     (“Seller”), and Hertz Acquisitions Group, LLC, a Delaware limited liability company (“Hertz”), or its permitted assigns (Hertz or its permitted assignee is hereinafter the “Buyer”). Either one a “Party” or collectively the “Parties”.

WHEREAS, Seller is the owner [insert fee or leasehold interest as applicable] of a certain parcel of land located at                                  , which is legally described on Exhibit 1.2 attached hereto (the “Land”);

WHEREAS, there are certain real property improvements in, on or under the Land (collectively, the “Improvements”) (the Land and Improvements are collectively referred to herein as the “Real Property”);

WHEREAS, Seller owns certain items of tangible and intangible personal property used in connection with the operation of the Real Property (collectively “Personal Property”) (the Real Property and Personal Property are collectively referred to herein as the “Project”);

WHEREAS, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and acquire from Seller, all of Seller’s right, title and interest in and to Project pursuant to the terms and conditions set forth herein (the “Transaction”); and

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Parties and/or certain of their respective affiliates are entering into the following other transaction agreements: one or more purchase and sale agreements (the “Other Property Transaction Agreements”), pursuant to which, among other things, Buyer or its affiliates shall directly or indirectly purchase interests in certain real property and improvements as listed on Exhibit A hereto (the real property and improvements listed on Exhibit A are collectively, the “Other Property Transactions”).

NOW, THEREFORE, in consideration of the premises, and the mutual covenants, agreements, representations and warranties contained in this Agreement, and intending to be legally bound, Buyer and Seller agree as follows:

ARTICLE 1

PURCHASE AND SALE

1.1 Purchase and Sale. Subject to the provisions of, and on the basis of the covenants, agreements, representations and warranties contained in, this Agreement, Seller agrees to sell, transfer, assign and convey all of its right, title and interest in and to the Project to Buyer, and Buyer agrees to purchase and acquire the Project from Seller.

1.2 Real Property Identified. As used herein, the Real Property shall mean:

(a) Description of Land. The real estate legally described in Exhibit 1.2 attached hereto.

(b) Description of Improvements. The Improvements, all building materials, fixtures, heating, ventilation and air conditioning systems, canopies, sidewalks, walkways, planters and landscape materials, and all other real property improvements owned by Seller and located in, on or under the Land and related to, used or available for use in the ownership, operation, management or maintenance of the Real Property.

(c) Rights and Appurtenances. All and singular, the rights and appurtenances pertaining to the Land, including, but not limited to, any right, title and interest of Seller in and to adjacent streets, roads, alleys, easements and rights-of-way.

1.3 Personal Property Identified.

(a) Description of Tangible Personal Property. The tangible Personal Property consists of all tangible personal property owned by Seller located on or attached to the Real Property and used or available for use in the ownership, operation, management or maintenance of the Project, including, without limitation, all of Seller’s right, title and interest in all equipment, tools, machinery, furniture, furnishings, inventories, spare parts, artwork and other tangible personal property located on or attached to the Project. The Tangible Personal Property does not include: (i) software not used exclusively for the ownership, operation, management or maintenance of the Project, (ii) telephone equipment including VOIP phones, (iii) items that contain or include any tradename, trademark or service mark of Seller, or any right to use the name Parkway, Parkway Properties, PKY or any derivation thereof, or (iv) any and all personal property owned by the property manager or the tenants of the Real Property [including Parkway Properties Inc. and Parkway Properties LP as a tenant in OJP].

(b) Description of Intangible Personal Property. The intangible Personal Property consists of all material intangible personal property owned by Seller and used by Seller in connection with the ownership, operation, management and maintenance of the Project and includes, without limitation, (i) all assignable guarantees and warranties (including those pertaining to construction of the Improvements, if any); (ii) all assignable licenses and other permits relating to the use and ownership of the Project or the operation thereof; (iii) all assignable contracts, agreements and contract rights; (iv) rights, if any, to use the name(s) “                    ”and the existing telephone number(s) for the Project if such telephone number is available for Buyer’s use ( provided, however, that Seller makes no representation or warranty with respect to its right to use the phone number or such names and has not registered or filed an assumed name certificate for the same in any manner); (v) all leases, tenancies and rental agreements or arrangements applicable to the Project, as amended or modified (collectively, the “Leases”) with tenants; (vi) any Reserve Accounts (defined in Section 3.3(d) below), and (vii) security, damage and other deposits and payments with respect to the Leases and not retained or applied by Seller in accordance with the terms of the Leases prior to the Closing Date (collectively, the “Deposits”).

1.4 [Existing Indebtedness. [Various Existing Debt Assumption Provisions ONLY Apply to Jackson JV and Pinnacle PSAs; to be deleted from other PSAs] The Project

presently secures certain indebtedness (“Existing Indebtedness”) currently held by                     , as successor to                      (“Lender”) in the original principal amount of $        , as evidenced by the loan documents listed on Exhibit 1.4 (the “Loan Documents”). The Project shall remain subject to the Existing Indebtedness after Closing. Seller and Buyer agree to reasonably cooperate to obtain Lender’s and if necessary, rating agencies’ approval in connection with the sale of the Project and Buyer’s assumption of the Existing Indebtedness.]

ARTICLE 2

PURCHASE PRICE

2.1 Escrow Deposit. Buyer shall deliver to Fidelity National Title Insurance Company Attn: Mary Garcia, 1 East Washington Street, Suite 450, Phoenix, Arizona 85003 mgarcia@fnf.com, (602) 334-7571 (Telephone), (602) 343-7564 (Facsimile) (“Title Company”) the sum of                                                   and 00/100 Dollars ($        ) (“Escrow Deposit”) in lawful funds of the United States of America within one (1) business day after the Effective Date of this Agreement. The entire Escrow Deposit shall, except as otherwise expressly provided herein, be non-refundable to Buyer after the Effective Date of this Agreement. Upon Closing, some or all of the Escrow Deposit shall be retained by the Title Company so that the Title Company maintains an aggregate escrow deposit for all Other Property Transactions comprising the Memphis Portfolio of no less than $2,000,000.00 and shall be applied to the purchase price of the final closing of such Other Property Transactions. The amount of the Escrow Deposit in excess of the aggregate $2,000,000.00 escrow balance may be used by the Buyer at Closing as part of the Purchase Price for the Project. Title Company is hereby instructed to invest the Escrow Deposit in an interest bearing account in the name of Buyer. Buyer’s taxpayer identification number is set forth on the W-9 Form provided by Buyer to Title Company. All interest accrued on the Escrow Deposit shall be delivered to the party entitled to receipt of the Escrow Deposit.

2.2 Purchase Price. Seller agrees to sell, and Buyer agrees to purchase, the Project for a total purchase price equal to                      and 00/100 Dollars ($        ) (“Purchase Price”) in lawful funds of the United States of America, plus or minus prorations and other adjustments provided by this Agreement, upon and in accordance with the terms and conditions of this Agreement. [The Purchase Price is inclusive of the outstanding principal amount of the Existing Indebtedness and payment of a portion of the Purchase Price shall be evidenced by the assumption of the Existing Indebtedness in the then amount of the outstanding principal balance as of the Closing.]

2.3 Payment of Purchase Price. The Purchase Price (of which the Escrow Deposit may be a part), plus or minus prorations, shall be paid in immediately available U.S. federal funds through escrow to Seller on the Closing Date (defined below).

2.4 Independent Consideration. Seller and Buyer acknowledge and agree that One Hundred and No/100 Dollars ($100.00) of the Escrow Deposit shall be paid to Seller if this Agreement is terminated for any reason (the “Independent Contract Consideration”). Moreover, Seller and

Buyer acknowledge and agree that the Independent Contract Consideration has been bargained for and agreed to as additional consideration for Seller’s execution and delivery of this Agreement. At Closing (defined below) the Independent Contract Consideration shall be applied to the Purchase Price.

ARTICLE 3

ESCROW; CLOSING

3.1 Escrow Agent. Title Company is authorized and instructed to act as escrow agent pursuant to the terms of this Agreement. By execution of the acknowledgment attached hereto, Title Company acknowledges receipt of the Escrow Deposit. Buyer and Seller shall execute any additional escrow instructions reasonably required by Title Company to complete the Transaction provided that such instructions are not inconsistent with the terms of this Agreement.

3.2 Closing Date. Closing shall occur on or before                     , 2012 [Feb 15 for Jackson and Richmond and March 30 for Memphis portfolio] at the office of the Title Company specified above (hereafter referred to as “Closing Date” or “Closing”), unless a different date is determined by the mutual agreement of Seller and Buyer. [For debt assumptions insert: later of above or on the date that is fifteen (15) days following the receipt of Lender’s Consent (as hereinafter defined) to Buyer’s assumption of the Existing Indebtedness (hereafter referred to as “Closing Date” or “Closing”), but in no event shall the Closing Date be later than February 22, 2012 (the “Outside Closing Date”). Notwithstanding the foregoing, in the event that the Lender’s Consent has not been obtained by the Outside Closing Date, either Buyer or Seller will have the one-time right, in its sole discretion, to extend the Closing Date for up to thirty (30) days from the Outside Closing Date for the sole purpose of obtaining Lender’s Consent.]

3.3 Closing Costs.

(a) Seller’s Payments. Seller shall pay the cost and expenses, if any, of (i) the title search and the cost of the Title Commitment; (ii) one-half of any escrow fees charged by Title Company; (iii) any Seller’s broker’s fees, (iv) any transfer taxes and fees for recording the deed conveying the Real Property [or assignments conveying any leasehold interests], instruments releasing or cancelling any mortgages, security agreements or other collateral for indebtedness other than the indebtedness being assumed by the Buyer, including any stamp, documentary or transfer taxes, and (v) any mortgage debt payment or debt prepayment penalties.

(b) Buyer’s Payments. Buyer shall pay the cost and expenses of: (i) the cost of a Lender’s (if applicable) title insurance policy and any endorsements thereto; (ii) the cost of the owner’s Title Policy and any endorsements thereto; (iii) the costs of updating the existing survey or obtaining a new survey of the Project; and (iv) one-half of any escrow fees charged by Title Company.

(c) [Loan Assumption Costs. Buyer shall pay the following costs and expenses relating to the assumption of the Existing Indebtedness: (i) the cost of applicable endorsements to the existing lender’s title policy required by the Lender relating to the assumption contemplated hereby, (ii) any transfer taxes and fees for recording the loan assumption of the Existing

Indebtedness relating to the Project, including any stamp, documentary, intangible or transfer taxes, (iii) one-half (1/2) of any assumption fee with respect to the assumption of the Existing Indebtedness, and (iv) related customary application and loan fees, including, without limitation, the $         application fee, Lender’s out of pocket expenses and Lender’s legal fees. Seller shall pay one-half (1/2) of any assumption fee with respect to the assumption of the Existing Indebtedness. With respect to any assumption fee, in no case shall Buyer or Seller be required to accept an aggregate assumption fee charged by Lender that exceeds one percent (1.0%) of the outstanding principal balance of the Existing Indebtedness as of the Closing Date.]

(d) [Reserve Accounts. At Closing, the entire amount of all outstanding balances (including accrued interest thereon) in all deposit, reserve and escrow accounts, including, without limitation, accounts relating to interest, tenant improvements, free rent and leasing commissions, or other similar accounts relating to the Existing Indebtedness (the “Reserve Accounts”) shall be assigned and transferred to Buyer, with a corresponding credit in the full amount of such Reserve Accounts to Seller at Closing.]

(e) Other Costs. Each party will pay all of its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation (i) all costs and expenses stated herein to be borne by a party, and (ii) all of its respective consulting, accounting, legal and appraisal fees. Buyer shall pay all of the costs associated with Buyer’s due diligence investigations.

3.4 Prorations. The following prorations shall be made effective as of the Closing Date:

(a) Proration Date. All prorations shall be made as of 12:01 a.m., according to the time zone in which the Project is located, on the Closing Date as if Buyer were vested with title to the Project during the entire Closing Date, so that all items of income and operating expenses for the Closing Date shall be allocated to the Buyer.

(b) Rents. All rents under the Leases for the month in which Closing occurs that are actually received by Seller shall be prorated as of the Closing Date. All advance payments of rents, other than for the month in which Closing occurs, and all Deposits, not applied, shall be a credit to the Buyer at Closing. All rents or other amounts owed for the period of Seller’s ownership of the Project shall remain the property of Seller. For a period of one hundred twenty (120) days following the Closing Date, Buyer shall use commercially reasonable efforts (not to include commencing any eviction action or other litigation to collect such delinquency) to collect such rents and other amounts for the benefit of Seller after Closing and shall cooperate with Seller in the collection of any delinquent amounts of rent owed to Seller but shall not be required to take or commence any actions or efforts to collect such amounts for the benefit of Seller. Seller shall retain the right to pursue all remedies (excluding eviction of tenants or termination of any Lease, or the taking of any action affecting or impacting such tenant’s Lease) against tenants to collect such rents and other amounts owed to Seller. Seller will cause to be paid or turned over to Buyer all rents, if any, received by Seller after Closing and attributable to any period following the Closing. All rent received by Buyer within one hundred twenty (120) days after the Closing Date, less any reasonable collection expenses, if applicable, shall be retained by Buyer and applied first to current rentals and then to delinquent rentals, if any, due to Buyer in the inverse order of maturity, and then to Seller. Buyer shall cause to be paid or turned over to Seller all rents received by Buyer after Closing and attributable to any period prior to Closing, subject to the provisions of the immediately preceding sentence.

(c) Deposits. At Closing Buyer will be credited with all cash Deposits. At Closing, Seller will deliver to Buyer the original of all non-cash Deposits, together with such instruments as may be reasonably required by the issuer thereof (executed, acknowledged and authenticated as applicable) in order to cause same to be transferred to Buyer after Closing. Buyer will not receive a credit at Closing for such non-cash Deposits. After the Closing, Buyer will assume full responsibility for all Deposits credited or delivered by Seller.

(d) Taxes. Ad valorem and personal property taxes and assessments against the Project for the year of Closing, including, without limitation, assessments associated with any declaration of covenants or association dues (“Taxes”), shall be prorated as of the Closing Date. If actual Taxes are unknown, they shall be prorated based upon the best available information from the local taxing authority. If actual Taxes for the current year differ from the amounts apportioned at Closing, Seller and Buyer shall make all necessary adjustments by appropriate payments between themselves following Closing. Seller shall not be required to credit or make payments to Buyer for any tax proration to the extent such tax is payable directly by any tenant to the applicable taxing authority. Subject to any applicable proration, all ad valorem taxes and assessments which are due and payable on or before the Closing Date, shall be paid in full by Seller prior to Closing. Provided, however, to the extent that Taxes include special assessments or installments of special assessments payable on an installment basis over time, Seller’s portion of such assessments shall be determined assuming payment of the assessment over the longest period of time permitted by the applicable taxing authorities without payment of any delinquency fees or charges.

(e) Tax Refunds. All refunds of Taxes received by Seller or Buyer after the Closing with respect to the Project (“Tax Refund”) shall be applied (A) first, to reimburse Seller or Buyer, as the case may be, for third party expenses incurred in protesting and obtaining such Tax Refund, (B) second, to Buyer to the extent that such Tax Refund is required to be paid to (or credited against other amounts payable by) any tenant under any leases or other agreement, and (C) third, (x) to Seller if such Tax Refund is for any period which ends before the Closing Date, (y) to Buyer if such Tax Refund is for any period which commences on or after the Closing Date, or (z) to Seller and Buyer prorated based on the Closing Date, if such Tax Refund is for a period which includes the Closing Date. If Seller or Buyer receives any Tax Refund, then each shall retain or promptly pay such amounts (or portions thereof) in order that such payments are applied in the manner set forth in this Subsection. Buyer and Seller agree to cooperate with respect to any pending Tax Refund request.

(f) Utilities. Final readings and final billings for utilities will be made, if possible, as of the day preceding Closing, in which event no proration will be made at Closing with respect to utility bills. If final readings and final billings for utilities are not available as of the day prior to Closing, the parties shall prorate the utility bills based on the most recent utility bills, and upon receipt of the actual utility bills which include the Closing Date and to the extent that the amounts apportioned at Closing differ, Seller and Buyer shall make all necessary adjustments by appropriate payments between themselves following Closing. Buyer shall be responsible for all the necessary actions needed to arrange for utilities to be transferred to the name of Buyer on the Closing, including the posting of any required deposits and Seller shall be entitled to recover and retain from the providers of such utilities any refunds or overpayments to the extent applicable to the period prior to the Closing, and any utility deposits which it or its predecessors may have posted.

(g) Contract Charges. Charges with respect to contracts and personal property leases transferred and assigned to Buyer shall be prorated as of the Closing Date. To the extent not reflected in the closing statements evidencing the Transaction, Buyer and Seller agree to adjust between themselves outside of Closing any amounts that are the responsibility of the other party pursuant to this subsection.

(h) Miscellaneous Operating Income and Expense. Except as otherwise provided herein, all other income or operating expenses relating to the Project will be prorated at the Closing, effective as of the Closing Date.

(i) Leasing Costs. Seller shall be responsible for paying all tenant inducement costs, including, without limitation, tenant improvements, contractual free rent and leasing commissions (collectively, “Tenant Inducement Costs”), associated with (i) any existing Lease, or any expansion, modification or renewal of any existing Lease, executed by Seller prior to the Effective Date (“Existing Leases”), and (ii) all pending Leases identified on Exhibit 3.4 to the extent they are executed by Seller and tenant prior to Closing (“Pending Leases”). Buyer shall receive a credit at Closing or at the option and election of the Buyer, Seller shall fund a cash escrow for any Tenant Inducement Costs that are Seller’s responsibility but have not been satisfied at or prior to Closing. If Buyer acquires the Project, Buyer shall be responsible for paying all Tenant Inducement Costs associated with (A) all new Leases or any expansions, modifications or renewals of any Lease (other than those for which Seller is responsible as set forth above) which is approved by Buyer and executed after the Effective Date and (B) any cost or expense related to any Lease expansion, Lease renewal or up fit/improvement obligation that becomes due after the Effective Date pursuant to provision of an Existing Lease that does not require the consent or approval of the lessor. Seller shall receive a credit at Closing for any Tenant Inducement Costs paid by Seller that are obligations of Buyer hereunder. If any Pending Lease is not executed by the Seller and the prospective tenant thereunder prior to the Closing Date, the Purchase Price will be reduced by a maximum of $         ($         for Federal Express and $         for Boston Baskin) and this amount shall be placed in escrow with the Title Company to be held in escrow for a period of six (6) months. Seller and Buyer shall cooperate and use commercially reasonable good faith efforts to obtain execution of each Pending Lease during said six (6) month period. In the event a Pending Lease is executed during such period, the escrowed funds relating to such Pending Lease shall be released to Seller. If any Pending Lease is not executed prior to the expiration of the six (6) month period, the escrowed funds relating thereto shall be released to Buyer.

(j) Tenant Additional Rents. Seller and Buyer acknowledge that certain tenants of the Improvements may owe payments after the Closing attributable to percentage rentals, expense escalation reimbursements, operating expense pass-throughs and common area maintenance reimbursements. Any such payments shall be prorated effective as of the Closing Date, and Seller’s portion of the same shall be remitted to Seller promptly after Buyer receives them after the Closing. Buyer shall timely bill such tenants for any applicable additional rents in accordance with the terms of their respective Leases.

(k) Capital Repairs. Seller agrees that, prior to Closing, it shall complete and pay for all outstanding capital repairs or scheduled upgrades for the Project listed on Exhibit 3.4 (collectively, “Seller Capital Repairs”). If any such Seller Capital Repairs are not completed prior to the Closing Date, the contracts applicable to such Seller Capital Repairs shall be assigned to, and the obligations thereunder assumed by, Buyer with a corresponding credit against the Purchase Price for any amount remaining outstanding as of the Closing Date. If Seller has not paid all costs associated with such projects and upgrades, Buyer shall either receive a credit at Closing or at Buyer’s election, Seller shall fund a cash escrow for any unpaid amounts applicable to any outstanding construction agreements relating thereto, which credit or cash escrow shall not be limited by the above dollar amounts, which are for reference only.

(l) [Existing Indebtedness. Seller and Buyer shall adjust as a credit against the balance of the Purchase Price interest due under the Existing Indebtedness as of the Closing Date (calculated on a per diem basis under the interest calculation method used in the Existing Indebtedness).

(m) Items Not Prorated. Seller and Buyer agree that none of the insurance policies relating to the Project will be assigned to Buyer and Buyer shall responsible for arranging for its own insurance as of the Closing. Accordingly, there will be no prorations for insurance. The parties also agree that delinquent rent shall not be prorated.

The agreements in this Section 3.4 shall survive Closing. Final settlement of all prorated items shall occur on or before sixty (60) days after the Closing Date, or on the next business day if the sixtieth (60th) day is not a business day, except for delinquent rentals, pass through additional rents and property taxes, if final determination thereof is not possible within said 60 day period, in such case each shall be determined upon collection or the date upon which any such amounts shall become ascertainable. Buyer and Seller shall cooperate and take all appropriate action to properly reconcile delinquent rentals and tenant additional rents with each other and with the tenants in a timely manner.

3.5 [Lender’s Consent. The parties’ obligations hereunder are conditioned, in addition to the other conditions set forth in this Agreement, upon obtaining the timely consent and agreement of the Lender (together, to the extent required, with the consent of any servicers, rating agencies, cash management or deposit account banks and other parties whose consent, authorization or approval is necessary in connection with the Existing Indebtedness to effectuate the transactions contemplated by this Agreement), to all of the following, in each case, approved by the Buyer and Seller (collectively, “Lender’s Consent”): Consent to the transactions contemplated by this Agreement, including the sale of the Project to Buyer’s assignee as permitted under this Agreement and the assumption by Buyer’s assignee of Seller’s obligations under the Existing Indebtedness accruing from and after the Closing Date and the transfer of escrows and reserves, and the Lender (and such other relevant parties) shall execute and deliver at Closing an agreement whereby (i) Buyer’s assignee shall assume the Existing Indebtedness (which agreement shall include an acknowledgment by Lender that at Closing there is no written notice of default given by Lender under the terms of the Existing Indebtedness which remains uncured), and (ii) Seller as Borrower under the Existing Indebtedness, together with each guarantor and their affiliates, shall be released by Lender from any liability under the Loan Documents from and after the Closing Date. Subject to the right of a party to extend the Outside Closing Date under Section 3.2, the parties agree that if the Lender’s Consent is not obtained on or before the third (3rd) business day prior to the Outside Closing Date, the Buyer shall have the right to terminate this Agreement and receive a return of the Escrow Deposit.]

3.6 [PINNACLE ONLY] JRA Consent. The parties’ obligations hereunder are conditioned, in addition to the other conditions set forth in this Agreement, upon obtaining the timely consent and agreement of the JRA to all of the following, in each case, approved by the Buyer and Seller (collectively, “JRA Consent”): Consent to the transactions contemplated by this Agreement, including the assignment of the JRA Lease to Buyer’s assignee as permitted under this Agreement and the assumption by Buyer’s assignee or its affiliates of Seller’s and its affiliates’ obligations under the JRA Lease accruing from and after the Closing Date and the transfer of escrows and reserves, if any, and the JRA (and such other relevant parties) shall execute and deliver at Closing an agreement whereby (i) Buyer’s assignee or affiliates shall assume the obligations under the JRA Lease of Seller and its affiliates accruing from and after the Closing Date (which agreement shall include an acknowledgment by the JRA that at Closing there is no written notice of default given by the JRA under the terms of the JRA Lease which remains uncured), and (ii) Seller, together with each guarantor, if any, and their affiliates, shall be released by the JRA from any liability under the JRA Lease from and after the Closing Date. Subject to the right of a party to extend the Outside Closing Date under Section 3.2, the parties agree that if the JRA Consent is not obtained on or before the third (3rd) business day prior to the Outside Closing Date, the Buyer shall have the right to terminate this Agreement and receive a return of the Escrow Deposit.

ARTICLE 4

TITLE MATTERS

4.1 Title Report/Commitment for Title Insurance. Buyer acknowledges receipt of Seller’s existing title policy(ies) number              issued by Fidelity Title Insurance Company relating to the Real Property (“Existing Title Policy(ies)”). Buyer acknowledges receipt of the title commitment issued by [            , effective             ] together with legible copies of all referenced exceptions, (the “Title Commitment”) showing all matters affecting title to the Real Property and binding Title Company to issue to Buyer at Closing an owner’s policy of title insurance on a standard ALTA 2006 form of policy in the full amount of the Purchase Price (the “Title Policy”).

4.2 Survey. Seller has delivered to Buyer, and Buyer acknowledges receipt thereof, a hard and PDF copies of the most recent survey of the Real Property, if any, which is in Seller’s possession (“Existing Surveys”). Buyer may, at its expense, order an update or new survey of the Real Property to be delivered to Seller, Buyer and Title Company (the “Survey”), prepared by a surveyor licensed by the State in which the Project is located and certified to Buyer, Seller and Title Company and such other parties as Buyer may designate.

4.3 Title Defects. Any matter disclosed in the Title Commitment or Survey shall be deemed a permitted exception (“Permitted Exception”). However, Seller shall remove all monetary liens, if any, on or before Closing[, excluding, however, any liens associated with the Existing Indebtedness to be assumed by Buyer]. If an act or omission of Seller results in a title defect that is not reflected in the Title Commitment or any continuation thereof or in the Permitted Exceptions as of the Closing Date which title defect has a material adverse effect on title to the Real Property and if Seller does not cure or, with the approval of the Buyer, which will not be unreasonably withheld, cause Title Company to insure over such item, then Buyer may either waive such matter in which case it shall be deemed a Permitted Exception or terminate this Agreement and receive a return of the Escrow Deposit. Buyer shall promptly after obtaining knowledge thereof give written notice to Seller of any title defect described above.

4.4 Title Insurance. At Closing, Seller and Buyer shall instruct Title Company to issue a final update to the Title Commitment (or at the option of the Buyer or its lender, to issue a pro-forma Title Policy) reflecting the Closing Date as the effective date of such Title Commitment (or pro-forma), binding Title Company to issue the Title Policy insuring title to the Real Property, subject only to Permitted Exceptions.

ARTICLE 5

INFORMATION SCHEDULES

5.1 Information Schedules. Except as noted below, Seller has delivered or made available through an electronic “data room” to Buyer, without representation or warranty of any type except as otherwise expressly provided in Section 7.2 hereof, copies of documents referred to in the schedules attached to this Agreement (“Information Schedules”), including the following schedules and other information described below:

(a) Leases. Copies of all Leases and all amendments and modifications to all Leases listed on Exhibit 5.1 attached hereto. Seller will make the tenant files relating to the Leases available for inspection by Buyer at either the Real Property or its local property manager’s office, to the extent such are in Seller’s or its agent’s possession or under their control.

(b) Contracts. Copies of all written contracts, agreements and arrangements, including, without limitation, all service, maintenance, management and leasing commission agreements and equipment leases, relating to the Project and all amendments and modifications thereto (collectively “Contracts”) listed on Exhibit 5.1.

(c) Property Taxes/Utility Bills. Copies of the tax statements and bills (both real estate and personal property taxes) and all utility statements and bills with respect to the Project for the past two (2) years.

(d) Plans. Copies of all construction plans, specifications, diagrams and schematics of the Real Property in Seller’s possession or control, which will be made available for inspection by Buyer at either the Real Property or its local property manager’s office.

(e) Third Party Reports. Copies of the environmental reports and structural, mechanical, life-saving, engineering, civil, landscaping, paving, plumbing, electrical and all other physical inspection, property condition or maintenance reports related to the Project listed on Exhibit 5.1 (collectively the “Third Party Reports”).

(f) Permits. Copies of all guarantees, warranties, licenses and other permits currently in effect which are related to the Project (collectively, the “Permits”) and are listed on Exhibit 5.1.

(g) Rent Roll. Copy of the current rent roll and operating statement (for the period ended October 31, 2011) for the Project.

Notwithstanding the fact that Seller is furnishing such documents and information, except as otherwise expressly provided in Section 7.2 hereof, Seller makes no representation or warranty, express or implied, as to the accuracy or completeness of any of such documents, information, reports, plans or statements and is providing them to Buyer solely as an accommodation to Buyer.

ARTICLE 6

INSPECTION

6.1 Inspection Period. During the period beginning on the Effective Date and ending, on January 18, 2012 [Memphis January 25, 2012] (such period of time hereinafter referred to as the “Inspection Period”), Buyer and/or its attorneys, consultants, employees and lenders (“Authorized Representatives”) shall have the right to: (i) make a physical inspection of the Project, including structural, mechanical, life-saving, engineering, civil, landscaping, paving, plumbing, electrical and all other inspections, subject to the rights of tenants, (ii) examine the operating books and records relating to the Project maintained by or for the benefit of Seller reflecting all rental income, operating expenses, and the maintenance log maintained for the Project, (iii) interview tenants of the Improvements, (iv) conduct such non-destructive non-intrusive physical engineering, feasibility and other studies and tests of the Project as Buyer considers to be appropriate, including, without limitation, environmental investigations; provided, however, Buyer may not conduct any intrusive physical testing or Phase 2 environmental site assessment of the Project unless recommended by Buyer’s environmental, engineering or other qualified consultant and subject to Seller’s prior written approval of the scope and nature of any such testing or Phase 2 environmental site assessment, which may be withheld or conditioned in Seller’s reasonable discretion, (v) examine all documentation maintained in current tenant files, including leases, security deposit information, credit reviews and the like, and (vi) examine all construction items, including as-built architectural, civil, electrical, life-safety, mechanical and plumbing plans and specifications, copies of any available construction reports, certificates of completion from the project architect and inspecting architect, certificates of occupancy, building permits, evidence of compliance with fire code, building code and other governmental or regulatory code requirements and all other use permits.

Any third party reports that Buyer obtains regarding the Project, including, but not limited to, environmental site assessments or engineering or structural evaluations or reports, shall be certified to both Buyer and Seller. Buyer and its Authorized Representatives may also copy any documents referred to or described in the Information Schedules. Buyer agrees not to unreasonably interfere with Seller’s or any tenant’s operations at the Project, and shall schedule any inspections, interviews, and testing taking into account the timing and availability of access to a tenant’s premises. Access to the Project and the tenants will be during normal working hours (i.e. 8:00 a.m. – 5:00 p.m.) upon at least twenty-four (24) hours advance notice to Brad Antici and otherwise in compliance with the separate Property Access Agreement executed by Buyer and Seller. Buyer shall at all times conduct such due diligence in compliance with applicable laws and the terms of any Leases, and in a manner so as to not cause undue damage, loss, cost or expense to Seller, the Improvements or the tenants of the Improvements, and Buyer shall promptly restore the Improvements to their condition immediately preceding such inspections and examinations to the extent the same are damaged in the course of such due diligence and shall keep the Improvements free and clear of any mechanic’s liens or materialmen’s liens in connection with such inspections and investigations. Buyer has in effect, and shall maintain, with reputable companies rated no less than A-, Class VI by A. M. Best Company and licensed in the State in which the Project is located, a commercial general public liability insurance policy which includes coverage for property damage, personal injury and owned, leased/hired, and non-owned vehicle liability, blanket contractual, and product/completed operations liability coverage covering any and all liability of Buyer and Seller with respect to or arising out of any inspections or work to be performed by Buyer or its Authorized Representatives under this Agreement with limits of not less than One Million Dollars ($1,000,000) each occurrence and Two Million Dollars ($2,000,000) aggregate for bodily injury, personal injury and property damage liability, as well as an umbrella/excess liability policy with limits of not less than Four Million Dollars ($4,000,000) each occurrence/aggregate. Buyer or Buyer’s agents, contractors or subcontractors shall maintain workers’ compensation insurance covering the activities of all of their employees on or about the Project. Buyer shall name, or cause to be named, Seller, its subsidiaries and affiliated companies, as well as the employees, officers, directors and agents of such companies and any other designees of Seller, as an additional insured on all such insurance policies. Notwithstanding the foregoing sentence, any contractor who is gaining entry for the purpose of conducting any testing or Phase I or 2 report, shall be required to maintain insurance in an amount of no less than what Buyer is required to maintain pursuant to this Agreement. Prior to any entry, Buyer will provide Seller with certificates, in form reasonably satisfactory to Seller, evidencing such coverage. Seller shall have the right, at its option, to cause a representative of Seller to be present at all such inspections, reviews and examinations. Buyer shall keep all information or data received or discovered in connection with such due diligence (the “Confidential Information”) strictly confidential; provided, however, Buyer may disclose such Confidential Information to the extent permitted by Section 12.2. Buyer shall indemnify, protect, defend and hold Seller harmless from and against any obligation, liability, claim (including any claim for damage to property or injury to or death of any persons), lien or encumbrance, loss, damage, cost or expense, including attorney’s fees, to the extent the same arise out of the inspections or examinations of the Project by Buyer or its Authorized Representatives; provided, however, Buyer shall have no liability resulting from the mere discovery of a preexisting condition affecting the Project and not caused by Buyer or its

Authorized Representatives. The foregoing indemnification shall survive the Closing or the termination of this Agreement for any reason. If the Transaction does not close for any reason, Buyer shall deliver to Seller all materials, studies or documents prepared by any third party for the Buyer or received from Seller relating to the Project and copies of tests, studies and reports prepared for Buyer by third parties relating to the physical condition of the Project, without representation or warranty of any type as to such information or reports.

6.2 Right of Termination. Buyer shall not have the right to terminate this Agreement based upon any of the inspections set forth in Section 6.1, above.

6.3 “AS-IS, WHERE IS”. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.2 OF THIS AGREEMENT, THE DEED AND THE ASSIGNMENT AND ASSUMPTION AGREEMENT AND BILL OF SALE DELIVERED BY SELLER AS PART OF THE CLOSING, SELLER IS NOT MAKING, AND HAS NOT AT ANY TIME MADE, ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROJECT, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, TITLE, ZONING, TAX CONSEQUENCES, UTILITIES OR UTILITY CAPACITY, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, COMPLIANCE WITH GOVERNMENTAL LAWS, OR THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO BUYER OR ANY OTHER PERSON, OR ANY OTHER MATTER OR THING REGARDING THE PROJECT. BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROJECT AS IS, WHERE IS, WITH ALL FAULTS. BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROJECT OR RELATING THERETO MADE OR FURNISHED BY SELLER OR ANY AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS EXPRESSLY SET FORTH IN THIS AGREEMENT. BUYER HEREBY EXPRESSLY ACKNOWLEDGES THAT IT HAS INSPECTED AND EXAMINED OR WILL INSPECT AND EXAMINE THE PROJECT TO THE EXTENT DEEMED NECESSARY BY BUYER IN ORDER TO ENABLE BUYER TO EVALUATE THE PURCHASE OF THE PROJECT. BUYER REPRESENTS THAT IT IS A KNOWLEDGEABLE BUYER OF COMMERCIAL REAL ESTATE AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.2 OF THIS AGREEMENT, IT IS RELYING SOLELY ON ITS OWN EXPERTISE AND THAT OF BUYER’S CONSULTANTS, AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES.

THE PROVISIONS OF THIS SECTION 6.3 SHALL SURVIVE THE CLOSING AND SHALL BE SET FORTH IN THE DEED BY WHICH THE REAL PROPERTY IS CONVEYED TO BUYER.

BY THE INITIALS OF ITS REPRESENTATIVE BELOW, BUYER HEREBY ACKNOWLEDGES THAT: (I) THE FOREGOING WAIVERS AND DISCLAIMERS HAVE BEEN BROUGHT TO THE ATTENTION OF BUYER, (II) THE FOREGOING WAIVERS AND DISCLAIMERS HAVE BEEN READ AND ARE UNDERSTOOD BY BUYER, (III) THE AGREEMENT OF BUYER WITH AND TO ALL OF THE TERMS AND CONDITIONS OF THESE WAIVERS AND DISCLAIMERS IS AN INTEGRAL PART OF THE BARGAIN BETWEEN SELLER AND BUYER, WITHOUT WHICH THIS AGREEMENT WOULD NOT HAVE BEEN ENTERED INTO BY SELLER, AND (IV) THE PURCHASE PRICE REFLECTS, AND TAKES INTO CONSIDERATION, THE FOREGOING WAIVERS AND DISCLAIMERS.

Initialed by:

Buyer

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Buyer’s Representations and Warranties. Buyer makes the following representations and warranties, as of the Effective Date and as of the Closing Date, which shall survive Closing and conveyance of the Project to Buyer:

(a) Authority. Buyer is a limited liability company, duly formed, organized, existing and in good standing under the laws of the State of Delaware and as of the Closing Date, shall be qualified to do business in the State in which the Real Property is located. Buyer has the full legal right, power and authority to execute and fully perform its obligations under this Agreement. The persons executing this Agreement and the other documents required hereunder are the duly designated representatives of Buyer and are authorized to do so.

(b) Inspection. Buyer has made an independent investigation, to the extent Buyer deems necessary or appropriate, concerning the physical condition, value, development, use, marketability, feasibility and suitability of the Project, including, without limitation, land use, zoning and other governmental restrictions.

(c) Litigation. There are no actions, suits or proceedings pending or, to Buyer’s actual knowledge, threatened against Buyer which question the validity or enforceability of this Agreement or of any action taken by Buyer under this Agreement.

(d) No Other Seller Representations. Except as expressly set forth in this Agreement, Buyer acknowledges that no representations or warranties, express or implied, have been made by Seller or Seller’s representatives.

(e) Buyer’s Knowledge. As used in this Agreement, the phrases “to Buyer’s actual knowledge”, “to Buyer’s knowledge” or the like, shall mean and refer only to the current, actual knowledge of Buyer’s asset manager, Maurice Faucheux, with the express limitation and qualification that such individual has not made any special investigation or inquiry, and such individual has no duty or obligation of reasonably diligent investigation or inquiry, or any other duty or obligation, to acquire or attempt to acquire information beyond or in addition to his or her current actual knowledge. By virtue of the limitations and qualifications herein expressed with respect to such definitions of “to Buyer’s actual knowledge”, “to Buyer’s knowledge”, or like statements, it is the intention of Buyer expressly to negate the applicability or any principle or theory of “negligent ignorance” that would or might impute to Buyer or charge Buyer with, as a matter of law, actual knowledge as a result of those things that a reasonably diligent inquiry and exercise of the means of information at hand would or might disclose to Buyer.

7.2 Seller’s Representations and Warranties. Seller makes the following representations and warranties, as of the Effective Date and as of the Closing Date, which shall survive Closing to the extent set forth in Section 12.9:

(a) Authority. Seller is a [limited partnership], duly formed, organized, existing and in good standing under the laws of the State of [Delaware] and qualified to do business in the State in which the Real Property is located. Seller has full legal right, power and authority to execute and fully perform its obligations under this Agreement, without the need for any further action under its governing instruments. The persons executing this Agreement and the other documents required hereunder are the duly designated representatives of Seller and are authorized to do so.

(b) No Bankruptcy. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization, or other proceedings are pending or, to Seller’s knowledge, threatened against Seller, nor are any such proceedings contemplated by Seller. Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, or admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally, and Seller has received no written notice of: (i) the filing of any involuntary petition by Seller’s creditors; (ii) the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets; or (iii) the attachment or other judicial seizure of all, or substantially all, of Seller’s assets.

(c) Litigation. Except as set forth on Exhibit 5.1, there are no actions, suits or proceedings pending or, to Seller’s actual knowledge, threatened against Seller which affect title to the Project or pertain to the ownership, use or operation of the Project; or which question the validity or enforceability of this Agreement or of any action taken by Seller under this Agreement.

(d) FIRPTA. Seller is not a “foreign person” (as defined in the Internal Revenue Code and Income Tax Regulations). The provisions of the Foreign Investment in Real Property Tax Act of 1980, as amended, are not applicable to the Transaction.

(e) Condemnation. Seller has received no written notice of any pending or threatened condemnation or eminent domain proceedings relating to the Real Property.

(f) Leases. Exhibit 5.1 contains a true, correct and complete listing of all Leases and all amendments and modifications thereto in effect with respect to the Real Property as of the

Effective Date. Seller represents that it has provided Buyer with true and complete copies of all the Leases and amendments. To Seller’s actual knowledge and except for those items specifically set forth in Exhibit 5.1 or with respect to any Pending Lease or new Lease approved pursuant to this Agreement, there are no outstanding or deferred obligations on the part of the landlord for construction of tenant improvements, rent abatements, or payment of leasing commissions with respect to the current term of any Lease. None of the Leases and none of the rents or other amounts payable thereunder has been assigned, pledged, or encumbered by Seller except pursuant to the [Existing Indebtedness]. To Seller’s knowledge and except for those items specifically set forth in Exhibit 5.1 as of the Effective Date, no monetary or other material default by any Tenant currently exists under any of the Leases. To Seller’s knowledge and except for those items specifically set forth in Exhibit 5.1 as of the Effective Date, Seller has not received written notice of a default by Seller under any of the Leases. Seller’s representations and warranties contained in this subsection 7.2(f) shall terminate and be of no force and effect with respect to any tenant or Lease for which Buyer has received an estoppel certificate from such tenant which is materially consistent with such representations and warranties, and which has not been rescinded or modified by such tenant as of the Closing Date.

(g) Contracts. Exhibit 5.1 contains a true, correct and complete listing of all material management, leasing, brokerage, maintenance, construction, service or other similar contracts or commitments relating to the Project as of the Effective Date (collectively, the “Contracts”). Seller has provided true and complete copies of all such Contracts. To Seller’s knowledge and except for those items specifically set forth in Exhibit 5.1, no default exists under any of the Contracts as of the Effective Date.

(h) [Pinnacle Only] JRA Lease. Exhibit 5.1 contains a true, correct and complete listing of the JRA Lease and any amendments thereto as of the Effective Date. Seller has provided true and complete copies of the JRA Lease. To Seller’s knowledge and except for those items specifically set forth in Exhibit 5.1, no default exists under the JRA Lease as of the Effective Date.

(i) [Pinnacle Only] Existing Indebtedness. The Loan Documents listed on Exhibit 1.4 constitute all of the Loan Documents relating in any manner to Owner’s Existing Indebtedness to Lender which relates to the Project and the JRA Garage. Seller has previously delivered to Buyer true and complete copies of the Loan Documents, including all amendments, modifications and supplements thereto. The Existing Indebtedness is evidenced by three certain Secured Promissory Notes as follows: (i) Secured Promissory Note (B Note) dated December 27, 2007, by Owner, as borrower, in favor of Urban Development Fund IV, LLC (“Urban IV”), as lender, in the stated principal sum of $6,000,000.00 ( the “B Note”), (ii) Secured Promissory Note (A Note) dated December 27, 2007, by Owner, as borrower, in favor of Urban IV, as lender, in the stated principal sum of $23,500,000.00, and (iii) Secured Promissory Note (Direct Loan) dated December 27, 2007, by Owner, as borrower, in favor of U.S. Bank National Association (“US Bank”), as lender, in the stated principal sum of $8,100,000.00, as modified by a Termination of Loan Documents and Modification of Promissory Note dated March 1, 2009, between U.S. Bank, as lender, and Owner, as borrower (the “Direct Loan Note”). Further, (i) the A Note has an outstanding principal balance of $23,500,000 as of the Effective Date and will have that same balance on the Closing Date, (ii) the B Note has an outstanding principal balance of $6,000,000 as of the Effective Date and will have that same balance on the Closing Date, and (iii) the Direct Loan Note has an outstanding principal balance of $1,000 as of the Effective Date and will have that same balance on the Closing Date. As of the Closing Date, none of the Seller’s or Owner’s obligations to the lender under the above notes will be in default, and the only monetary obligations to the lenders under said notes on the Closing Date shall be the outstanding principal balances stated in this Section 7.2(i), plus any accrued interest under said notes, not yet due or payable. The Loan Documents contain the entire agreement among Owner, Seller, any guarantors of the Existing Indebtedness and the Lender. To Seller’s knowledge, neither Owner, Seller, any guarantor nor Lender is, in default in the performance of or under any of the Loan Documents in any material respect. The current aggregate balance of the Existing Indebtedness reserve accounts is reflected on Exhibit 7.2(i).

(j) Parties in Possession. Except for tenants under the Leases or any subleases thereunder, to Seller’s knowledge, there are no parties in possession of any portion of the Project whether as lessees, tenants at sufferance, trespassers or otherwise, except as set forth in the Permitted Exceptions.

(k) Operating Statements. The Operating Statements delivered to Buyer are those used by Seller in the ordinary course of business.

(l) Use of Project. To Seller’s knowledge, as of the Effective Date, Seller has not received written notice that any governmental or public authority intends to appropriate or limit the use of any of the Project pursuant to any condemnation, eminent domain or similar proceeding.

(m) No Notices. To Seller’s knowledge, as of the Effective Date, Seller has not received any written notices from any governmental or regulatory authority of any material defects or inadequacies in the Project or violations of applicable law.

(n) No Environmental Notices. To Seller’s knowledge and except as may be referenced in any environmental study or report delivered to Buyer, Seller has not received from any third party (including any federal, state or municipal governmental agency) any written notices of claim or demand letters concerning Hazardous Substances at, on or under the Project or that Seller is or may be potentially responsible for the removal and/or clean up of any Hazardous Substances at, on or under the Project.

(o) Seller’s Knowledge. As used in this Agreement, the phrases “to Seller’s actual knowledge” or “to Seller’s knowledge” shall mean and refer only to the current, actual knowledge of Seller’s asset manager,                     , with the express limitation and qualification that such individual has not made any special investigation or inquiry, and such individual has no duty or obligation of reasonably diligent investigation or inquiry, or any other duty or obligation, to acquire or attempt to acquire information beyond or in addition to his or her current actual knowledge. By virtue of the limitations and qualifications herein expressed with respect to the definition of “to Seller’s actual knowledge” or “to Seller’s knowledge”, it is the intention of Seller expressly to negate the applicability or any principle or theory of “negligent ignorance” that would or might impute to Seller or charge Seller with, as a matter of law, actual knowledge as a result of those things that a reasonably diligent inquiry and exercise of the means of information at hand would or might disclose to Seller.

(p) Change of Conditions. If any of Seller’s representations or warranties shall be untrue and incorrect in a material respect at Closing because a change in facts or circumstances subsequent to the Effective Date has made the applicable representation or warranty no longer true and correct provided that such untruth is the result of Seller’s breach of any express covenant set forth in this Agreement, then subject to Section 11.1(c), Buyer may, by written notice to Seller and as Buyer’s sole and exclusive remedy, either (i) proceed with this Transaction, accepting the applicable representation or warranty as being modified by the change in facts or circumstances, or (ii) terminate this Agreement and declare this Agreement of no further force and effect, in which event the Escrow Deposit shall be returned to Buyer.

ARTICLE 8

COVENANTS

8.1 Covenants of Seller. Seller covenants and agrees with Buyer as follows:

(a) Access. Subject to the terms and conditions of Section 6.1, during normal business hours prior to Closing, Seller agrees to give to Buyer and its Authorized Representatives reasonable access to the Project and the books and records directly relating to the ownership, management, maintenance and operation of the Project, including the right to install phone equipment prior to Closing.

(b) Operation of Project Prior to Closing. Prior to Closing, Seller shall: (i) not cancel or permit cancellation of any casualty or liability insurance carried with respect to the Project; (ii) operate the Project on a basis consistent with historical operations including, without limitation, undertaking reasonably required ordinary maintenance and repair of the Improvements (but not including any capital or extraordinary expenditures), and (iii) comply with the terms of the Leases, subject to reimbursement by Buyer at Closing in accordance with the terms hereof. Seller will not, without the prior written consent of Buyer (which shall not be unreasonably withheld), amend, renew, extend, modify or terminate any Contract. If Seller provides Buyer with a proposed Contract or amendment, and Buyer does not object to the terms thereof within five (5) business days following Buyer’s receipt thereof, Buyer shall be deemed to have approved such Contract or amendment and agreed to assume Seller’s obligations thereunder at Closing. With respect to Contracts in effect on the Effective Date and upon Buyer’s written request delivered prior to January 10, 2012, Seller shall, to the extent cancelable without premium or penalty, cancel any or all of such Contracts as of the Closing; provided, however, that Seller must terminate any property management agreement and associated property management office lease affecting the Project as of the Closing Date, and Buyer shall have no obligation to assume any property management agreement included in the Contracts. In addition, Seller shall terminate any Contracts which may not be assumed pursuant to the terms thereof as of the Closing Date. Contracts cancelled or terminated pursuant to this section shall be referred to herein as the “Terminated Contracts.” Notwithstanding the foregoing or anything herein to the contrary, at Closing, Buyer shall only be obligated to assume the Contract(s) listed on Exhibit 5.1 - Contracts and identified with the single asterisk (*) in the first column provided that, to the extent vendor consent is required in order for Buyer to assume any such Contract, Buyer shall not be obligated to assume any such Contract at Closing unless the required consent is obtained on or prior to Closing; (ii) may only assume those Contracts listed on Exhibit 5.1 - Contracts and identified with a double asterisk (**) in the first column, upon consent of the vendor; and (iii) shall have no right or obligation to assume the Contracts listed on Exhibit 5.1 - Contracts and identified with the triple asterisk (***) in the first column. Any Contracts assumed by Buyer are herein referred to as “Assumed Contracts”. Seller shall indemnify the Buyer from and against any actual losses under Terminated Contracts and Assumed Contracts that accrue prior to the Closing Date; and, the Buyer shall indemnify the Seller from and against any actual losses under Assumed Contracts that accrue on and after the Closing Date.

(c) Payments. Subject to the terms of this Agreement, Seller will cause to be paid when due or shall be responsible for all trade accounts and costs and expenses of operation and ordinary maintenance of the Project incurred prior to the Closing Date.

(d) Cooperation. Seller will reasonably assist and cooperate with any physical or environmental evaluation, study or audit of the Project prepared by, for or at the request of Buyer.

(e) Notification of Subsequent Events. Prior to Closing, Seller shall notify Buyer of any written notice received by Seller of any material change in or to the Project.

(f) Estoppel Certificates. Seller shall use commercially reasonable efforts to obtain estoppel certificates directly from each and every tenant of the Project. At least ten (10) days before Closing, Seller shall have delivered executed and currently dated (no earlier than forty-five (45) days prior to the scheduled Closing Date) estoppel certificates in material conformance with the form attached hereto as Exhibit 8.1(a)-Tenant Estoppel Certificate from each Major Tenant (defined below) and for each non-major tenant so that Buyer shall have received estoppel certificates from all Major Tenants and other tenants representing, along with every Major Tenant, in the aggregate, at least eighty percent (80%) of the total leased premises in the Project. “Major Tenants” means each tenant leasing in excess of 10,000 square feet. Estoppel certificates received by Buyer shall be deemed acceptable unless Buyer objects to such estoppel certificate upon the earlier of: (i) five (5) business days of actual receipt or (ii) Closing. Notwithstanding the foregoing, if a tenant’s lease provides for a different standard for an Estoppel Certificate, compliance therewith by Seller shall be deemed compliance herewith and Buyer hereby agrees that knowledge qualifications by the tenant regarding subsections (5) and (6) of the Tenant Estoppel Certificate and immaterial clarifications are acceptable.

(g) CCR Estoppels and SNDAs. Seller shall cooperate and use reasonable efforts to assist Buyer in obtaining estoppel certificates relating to any covenants or other easements that contain ongoing obligations in the form attached hereto as Exhibit 8.1(g) – CCR Estoppel Certificate (“CCR Estoppel”) or such other form submitted by Buyer and reasonably acceptable to Seller. Provided, however, the obtaining or failure to obtain any such CCR Estoppel shall not constitute a condition of Closing or entitle Buyer to terminate this Agreement or delay Closing in any manner. Seller shall cooperate and use reasonable efforts to assist Buyer in obtaining a Subordination Non-Disturbance and Attornment Agreement (“SNDA”) in the form attached hereto as Exhibit 8.1(g)-1 – Form SNDA or as requested by Buyer’s lender or otherwise required by the terms of the applicable Lease. [DELETE IF NO REQUIRED SNDA — At least ten (10) days before the scheduled Closing Date and provided Seller has negotiated a final form SNDA (approved by the Buyer or its lender) with the respective tenant, Seller shall deliver to Buyer an executed and currently dated (no earlier than forty-five (45) days prior to the scheduled Closing Date) SNDA from any tenant who has a lease or memorandum of lease reflected on the most recently revised Title Commitment or pro-forma title policy (a “Required SNDA”). Seller shall use commercially reasonable efforts to negotiate the final form of any Required SNDA with the applicable tenant and lender.] The failure to obtain any SNDA, other than a Required SNDA, provided Buyer has delivered the form of such SNDA to Seller no later than January 5, 2012 [Memphis February 6, 2012], shall not constitute a condition of Closing or entitle Buyer to terminate this Agreement or delay Closing in any manner. [Other than the condition to closing that Buyer assume the Existing Indebtedness,] Buyer acknowledges and agrees that this Transaction is not subject to any type of financing contingency.

(h) Leasing. Seller (and/or Seller’s agents), in consultation with Buyer, shall continue in good faith to advance leasing activities for the Project including, without limitation, new Leases and extensions, expansions, renewals or other modifications to Existing Leases. Notwithstanding any provision herein to the contrary, after the Effective Date [other than a Pending Lease], Seller shall not enter into any new Lease, or any extension, expansion, renewal or modification of any Existing Lease unless Buyer approves the same in its reasonable discretion. Seller shall provide Buyer with written notice of a proposed modification, termination, extension or new Lease. Buyer shall have five (5) business days within which to object in writing to such proposal. Any proposal not objected to by Buyer within such five (5) business day period shall be deemed approved by Buyer and shall constitute Buyer’s agreement to assume any obligations incurred in connection with such proposal, including, without limitation, leasing commissions and tenant improvement costs if, and only if, Closing occurs. If Buyer objects to any such proposal, Buyer shall notify Seller in writing of its objection and the specific details thereof.

(i) [Existing Indebtedness; Reserve Accounts. The Loan Documents listed on Exhibit 1.4 constitute all of the Loan Documents relating in any manner to Seller’s Existing Indebtedness to Lender which relates to the Project. Seller has previously delivered to Buyer true and complete copies of the Loan Documents, including all amendments, modifications and supplements thereto. The outstanding principal balance of the Existing Indebtedness as of the Effective Date is $        . The Loan Documents contain the entire agreement among Seller, any guarantors of the Existing Indebtedness and the Lender. To Seller’s knowledge, neither Seller, any guarantor nor Lender is, in default in the performance of or under any of the Loan Documents in any material respect. The current aggregate balance of the Existing Indebtedness reserve accounts is reflected on Exhibit     .]

8.2 Environmental Release. From and after Closing, except for the express representation stated in Section 7.2(l), Buyer agrees for itself and for its heirs, successors and assigns, to waive all of its rights under this Agreement, if any, and any Environmental Laws to require Seller to remediate or “clean up” the Project, including without limitation, Buyer’s rights under CERCLA or any analogous state laws. “Environmental Laws” shall mean any federal, state or local statute, regulation or ordinance or any judicial or administrative decree or decision, whether now existing or hereinafter enacted, promulgated or issued, with respect to any Hazardous Substances, hazardous materials, petroleum products, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water runoff, waste emissions or wells. Without limiting the generality of the foregoing, the term shall encompass each of the following statutes, and regulations, order, decrees, permits, licenses and deed restrictions now or hereafter promulgated thereunder, and amendments and successors to such statutes and regulations as may be enacted and promulgated from time to time: (i) the Comprehensive Environmental Response, Compensation and Liability Act (codified in scattered sections of 26 U.S.C., 33 U.S.C., 42 U.S.C. and 42 U.S.C. Section 9601 et seq.) (“CERCLA”); (ii) the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.) (“RCRA”); (iii) the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.); (iv) the Toxic Substances Control Act (15 U.S.C. Section 2061 et seq.); (v) the Clean Water Act (33 U.S.C. Section 1251 et seq.); (vi) the Clean Air Act (42 U.S.C. Section 7401 et seq.); (vii) the Safe Drinking Water Act (21 U.S.C. Section 349, 42 U.S.C. Section 201 and Section 300f et seq.); (viii) the National Environmental Policy Act (42 U.S.C. Section 4321 et seq.); (ix) the Superfund Amendments and Reauthorization Act of 1986 (codified in scattered sections of 10 U.S.C., 29 U.S.C., 33 U.S.C. and 42 U.S.C.); (x) Title III of the Superfund Amendment and Reauthorization Act (40 U.S.C. Section 1101 et seq.); (xi) the Uranium Mill Tailings Radiation Control Act (42 U.S.C. Section 7901 et seq.); (xii) the Occupational Safety & Health Act (29 U.S.C. Section 655 et seq.); (xiii) the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.); (xiv) the Noise Control Act (42 U.S.C. Section 4901 et seq.); (xv) the Emergency Planning and Community Right to Know Act (42 U.S.C. Section 1100 et seq.); and (xvi) the Radon and Indoor Air Quality Research Act (45 U.S. C. Section 7401 note, et seq.). For the purpose of this Agreement, the term “Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, mold, asbestos, urea formaldehyde foam insulation, petroleum and polychlorinated biphenyls). The provisions of this Section shall survive Closing for the applicable statute of limitations period.

8.3 General Release. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN TO THE CONTRARY, BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN CONTRACT, STRICT LIABILITY OR TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER, AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS AND AMERICANS WITH DISABILITIES ACT) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS,

CIRCUMSTANCES OR MATTERS REGARDING THE PROJECT. BUYER ACKNOWLEDGES AND AGREES THAT THE WAIVERS, RELEASES AND OTHER PROVISIONS CONTAINED IN THIS AGREEMENT WERE A MATERIAL FACTOR IN SELLER’S ACCEPTANCE OF THE PURCHASE PRICE AND THAT SELLER WOULD HAVE BEEN UNWILLING TO SELL THE PROJECT TO BUYER UNLESS SELLER IS RELEASED AS EXPRESSLY SET FORTH ABOVE. BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. THE FOREGOING WAIVER AND RELEASE SHALL NOT MODIFY, ALTER OR LIMIT ANY OF SELLER’S REPRESENTATIONS OR WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED AT CLOSING. THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING.

8.4 Further Cooperation. Each of the Parties shall use commercially reasonable efforts to take all actions and do all things reasonably necessary to obtain those consents of third parties, including the Lender’s Consent, required for the consummation of the Transaction. Buyer or its designee and any entity, which will act as a guarantor, agree to promptly provide to Lender such financial and other information as is reasonably requested by Lender in connection with the Transaction.

ARTICLE 9

CLOSING MATTERS

9.1 Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the Transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions as of the Closing Date, except to the extent any such condition is waived in whole or in part by Buyer in writing at or prior to Closing. Seller shall cause the conditions set forth in this Section 9.1 which are within its control to be satisfied and shall use reasonable efforts to cause the conditions set forth in this Section 9.1 which are not within its control to be satisfied.

(a) No Injunction. On the Closing Date, there shall be no third party injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transaction not be consummated.

(b) Closing Deliveries. Seller shall have completed all the deliveries required to be made by Seller under Section 9.3 of this Agreement and the Title Company shall have obligated itself to issue the Title Policy insuring title to the Real Property, subject only to Permitted Exceptions.

(c) Performance of Covenants and Status of Representations. Seller shall have substantially performed each and every covenant to be performed by it prior to the Closing, and Seller’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except those made as of a specified date, in which case such representations and warranties of Seller shall have been accurate, true and correct in all material respects as of such date.

(d) [Existing Indebtedness. Buyer (which in the context of this Agreement shall mean the single purpose entity formed by Hertz to acquire the Project) shall have received Lender’s Consent in accordance with the requirements of Section 3.5 and Buyer and Lender shall have approved and executed all documents necessary for Buyer to assume any obligation arising under the Existing Indebtedness from and after the Closing Date on terms and in such form as approved by Buyer, in its sole but reasonable discretion; provided, however, the termination of this Agreement due to the conditions in this subsection will not affect Buyer’s obligation to consummate any Other Transactions, and the Buyer may not terminate any Other Transactions based upon the conditions of this subsection.]

(e) [PINNACLE ONLY – JRA Lease. The parties shall have received the JRA Consent in accordance with the requirements of Section 3.6 and Buyer and the JRA shall have approved and executed all documents necessary for the closing of the Transaction related to the assignment and assumption of the JRA Lease on terms and in such form as approved by Buyer, in its sole but reasonable discretion; provided, however, the termination of this Agreement due to the conditions in this subsection will not affect Buyer’s obligation to consummate any Other Transactions, and the Buyer may not terminate any Other Transactions based upon the conditions of this subsection.]

In the event of a failure of a condition set forth in this Section 9.1, which is not the result of Buyer’s or Seller’s breach, Buyer shall have the right to terminate this Agreement after providing Seller written notice specifying such failure and providing Seller a period of twenty (20) days to cure, and upon termination shall be entitled to a return of the entire Escrow Deposit.

9.2 Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions as of the Closing Date, except to the extent any such condition is waived in whole or in part by Seller in writing at or prior to Closing. Buyer shall cause the conditions set forth in this Section 9.2 which are within its control to be satisfied and shall use reasonable efforts to cause the conditions set forth in this Section 9.2 which are not within its control to be satisfied.

(a) No Injunction. On the Closing Date, there shall be no third party injunction, writ, preliminary restraining order or any order of any nature issued by a court of competent jurisdiction directing that the Transaction not be consummated.

(b) Closing Deliveries. Buyer shall have completed all the deliveries required to be made by Buyer under Section 9.3 of this Agreement.

(c) Performance of Covenants and Status of Representations. Buyer shall have substantially performed each and every covenant to be performed by it prior to the Closing, and Buyer’s representations and warranties contained herein shall be true and correct in all material respects as of the Effective Date and the Closing Date, except those made as of a specified date, in which case such representations and warranties of Buyer shall have been accurate, true and correct in all material respects as of such date.

(d) [Existing Indebtedness. Seller, Buyer and Lender shall have approved and executed all documents necessary for Buyer to assume the Existing Indebtedness, including a release of Seller and all affiliates of Seller from any obligations under the Loan Documents arising from and after the Closing Date on terms and in such form as approved by Seller, in its sole but reasonable discretion; provided, however, that notwithstanding the provisions of subsection 11.1(d)(ii) below, the termination of this Agreement due to the conditions in this subsection will not affect Seller’s obligation to consummate any Other Transactions, and the Seller may not terminate any Other Transactions based upon the conditions of this subsection.]

(e) [PINNACLE ONLY – JRA Lease. Seller and Buyer shall have approved and executed all documents necessary for Buyer or Buyer’s designee to assume the JRA Lease including a release of Seller and all affiliates of Seller under the JRA Lease and MOU arising from and after the Closing Date on terms and in such form as approved by Seller, in its sole but reasonable discretion; provided, however, that notwithstanding the provisions of subsection 11.1(d)(ii) below, the termination of this Agreement due to the conditions in this subsection will not affect Seller’s obligation to consummate any Other Transactions, and the Seller may not terminate any Other Transactions based upon the conditions of this subsection.]

9.3 Closing Deliveries. At Closing, Seller and Buyer shall execute and deliver documents reasonably necessary to effectuate the Transaction, all of which shall be in a form reasonably acceptable to Buyer and Seller, including, but not limited to, the following:

(a) Special [Limited] Warranty Deed. Special [Limited] Warranty Deed in the form attached hereto as Exhibit 9.3(a).

(b) Assignment and Bill of Sale. Assignment and Assumption Agreement and Bill of Sale without warranty in the form attached hereto as Exhibit 9.3(b).

(c) Tenant Notice Letters. Notices to each tenant stating that Buyer has agreed to assume the Seller’s obligations under the Leases arising from and after the Closing Date and for any applicable security deposit and setting forth the address for future rental payments.

(d) Documents. Originals, or certified copies, of (i) all Leases in force on the Closing Date, (ii) all Contracts and Permits in Seller’s possession transferred and assigned to Buyer, (iii) all “as built” plans, specifications, surveys or other documents relating or pertaining to the Project in the possession of Seller (collectively “Plans”), including, but not limited to, records relating to repair, renovation and maintenance of the Project; (iv) all notices to tenants relating to this Transaction and the receipt of security deposits as necessary or appropriate under applicable law; and (v) all other documents referred to in the schedules.

(e) Leases Required SNDAs, and Tenant Estoppels. A current and updated list of Existing Leases, copies of any new Leases and lease modifications and/or amendments, all Required SNDAs, if any, and all required Tenant Estoppel Certificates.

(f) FIRPTA. Affidavit from Seller that Seller is not a foreign person as defined in the Foreign Investment in Real Property Tax Act of 1980, as amended, in the form attached hereto as Exhibit 9.3(f).

(g) AS IS Certificate. Certificate from Buyer acknowledging that the Project is being conveyed in AS IS Condition in the form attached hereto as Exhibit 9.3(g).

(h) Purchase Price. Buyer shall deliver the Purchase Price, as adjusted by prorations pursuant to the closing statement, in immediately available funds.

(i) Settlement Statement. A Settlement Statement reflecting the payment of the Purchase Price and any applicable prorations and adjustments.

(j) Transfer Tax Forms. Any transfer declaration or other documentation or forms required to comply with any state and/or local transfer tax requirements as to the Transaction.

(k) Keys. All keys and master keys in Seller’s possession or control to all locks located on the Real Property properly tagged for identification as well as card keys and cards for the security systems, if any.

(l) Evidence of Authority. Both Parties will deliver to Title Company such evidence or documents as may reasonably be required by the Title Company or either party hereto evidencing the authority of any person or persons who are executing any of the documents required hereunder in connection with the Transaction.

(m) Miscellaneous. Such other documents as may be required under other provisions of this Agreement or as may reasonably be required by Buyer to consummate the Transaction, so long as such document does not increase either party’s liability or obligations hereunder, including, but not limited to a closing statement, title company affidavit, bring down certificates regarding representations and warranties, and evidence of payoff letters from any lenders, assignment of transfer for any existing warranties, standard assignments relating to any leases and documents of assignment relating to any tenant security deposits held in the form of a letter of credit. The affidavit to be delivered by Seller to the Title Company shall be in the form attached hereto as Exhibit 9.3(m).

(n) [Existing Indebtedness. Appropriate documentation to evidence the assumption by Buyer of the Loan Documents and the modifications thereto as contemplated by this Agreement, including, without limitation, the Lenders’ Consent and such other deliverables required and contemplated pursuant to Section 3.5.]

9.4 Failure of Conditions Precedent. In the event that any of the conditions set forth in Sections 9.1 or 9.2 are not satisfied or waived as of the Closing Date, then Seller or Buyer shall have the right to extend the Closing Date from time to time upon written notice to the other delivered at least three (3) days before the scheduled Closing Date for an aggregate period of up to five (5) business days to allow for the satisfaction of any such unsatisfied condition.

9.5 Knowledge as a Defense. Seller shall have no liability with respect to any breach of the covenants, representations and warranties of Seller set forth in this Agreement or any documents delivered pursuant hereto to the extent that Buyer proceeds with the Closing of the Transaction with actual knowledge of such breach or such breach was otherwise disclosed to Buyer in the Information Schedules or otherwise in writing.

9.6 Limitations on Liability. Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Seller be liable to Buyer on account of this Agreement, any covenant, representation, warranty or indemnification obligation herein or in any document executed in connection with this Agreement or any transaction or matter contemplated hereby, unless (w) the breach results from, or is based on, a condition, state of facts or other matter which was not disclosed to or known by Buyer prior to Closing; (x) written notice is provided to Seller prior to the expiration of the 180 day survival period; (y) any action with respect to such breach is commenced by Buyer within the 210 days immediately following the Closing; and (z) Buyer’s claim exceeds Fifty Thousand and No/100 Dollars ($50,000.00)], in the aggregate, in which event the full amount of such claims shall be actionable but in no event shall the aggregate amount of any and all liabilities or obligations of Seller hereunder exceed the amount of five percent (5%) of the Purchase Price, excluding (a) Seller’s obligation to remove any monetary liens relating to the Project under Section 4.3, and (b) Seller’s obligation for liabilities retained by Seller under this Agreement, including the documents of transfer executed at Closing.

Initialed by:

Seller	Buyer

ARTICLE 10

RISK OF LOSS

10.1 Risk of Loss. Prior to Closing, Seller shall have full risk of loss or damage with respect to the Project. Upon Closing, full risk of loss or damage with respect to the Project shall pass to Buyer. For purposes of this Article 10, “loss or damage” shall mean any loss, damage, destruction or injury to the Project by fire, storm, accident, flood, vandalism or other casualty or hazard; and any condemnation, eminent domain or other similar proceeding affecting the Project.

10.2 Minor Damage. In the event of loss or damage to the Project or any portion thereof (the “premises in question”) which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect, and Seller shall either: (i) perform any necessary repairs prior to Closing, (ii) reduce the cash portion of the Purchase Price in an amount equal to the reasonably estimated cost of such repairs (Seller thereby retaining all of the Seller’s right, title and interest to any claims and proceeds with respect to any casualty insurance policies or condemnation awards relating to the premises in question) or (iii) assign to Buyer its interest in any insurance proceeds; together with an amount equal to any applicable deductible relating thereto, or condemnation award. If Seller elects to perform repairs upon the Project, Seller shall use reasonable efforts to complete such repairs promptly and to Buyer’s reasonable satisfaction, and, if necessary, the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs; provided, however, Closing may not be extended for a period of more than thirty (30) days without the prior consent of Buyer.

10.3 Major Damage. In the event of “major” loss or damage or, if Seller commits to repair any portion of the Project and fails to complete such repairs do so within ninety (90) days following the date of the loss or damage, Buyer may either: (i) terminate this Agreement and receive a refund of the Escrow Deposit, or (ii) proceed with Closing and receive Seller’s insurance proceeds or condemnation award, if any, for such loss or damage, plus payment from Seller of the amount of the applicable insurance deductible relating thereto. In such event, Seller shall execute all documents reasonably requested by Buyer to assign Seller’s rights and interest to such insurance or condemnation proceeds.

10.4 Definition of Major Loss or Damage. For purposes of Sections 10.2 and 10.3, “major” loss or damage means: (i) loss or damage to the Project such that the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question immediately prior to the loss or damage would be, in the written opinion of a licensed architect retained by Seller, equal to or greater than the greater of five percent (5%) of the Purchase Price or $1,000,000, (ii) any loss or damage to the Project permitting tenants representing more than fifteen percent (15%) of the rentable square footage of the Improvements of any building to terminate their respective Leases, or (iii) any loss or damage due to a condemnation which materially impairs the use of the Project.

ARTICLE 11

TERMINATION

11.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as provided in this Section 11.1:

(a) Consent. Buyer and Seller may terminate this Agreement by mutual written consent.

(b) Expiration; Illegality; Prohibition. Either Buyer or Seller may terminate this Agreement by written notice to the other Party:

(i) if the Closing has not occurred on or before February 22, 2012 [Memphis April 6, 2012] subject to extension pursuant to subsection 11.1(c) below [and Section 3.2 for Pinnacle and Jackson JV] (the “Expiration Date”) (other than due to the failure of any Party seeking to terminate this Agreement to perform in all material respects its obligations under this Agreement); or

(ii) if there is any Law that makes consummation of the Transaction illegal or otherwise prohibited.

(c) Breach. Buyer or Seller may terminate this Agreement by written notice to the other Party in the event of a breach by the other Party of any covenant or agreement under this Agreement, where the effect of such breach would be to cause the conditions to the obligation to consummate the Closing of the terminating Party set forth in either Section 9.1(b) or (c) or Section 9.2(b) or (c) not to be capable of being satisfied, and such breach is not cured by the breaching Party within twenty (20) days following receipt of written notice from the terminating Party of the breach or alleged breach, which written notice shall state that, unless such breach is cured in accordance with this Section 11.1(c), the terminating Party intends to terminate this Agreement (it being understood that such 20-day cure period shall not extend the Expiration Date).

(d) Other Property Transactions; Other Terminations-Seller. Seller may terminate this Agreement by written notice to Buyer if (i) any of the agreements with respect to the Other Property Transactions have been terminated in accordance with its terms by the sellers thereunder due to a breach by the buyer or any affiliates of Buyer thereunder, (ii) any of the agreements with respect to the Other Property Transactions has been terminated in accordance with its terms due to a failure of a closing condition thereunder, other than as a result of a breach by the buyer or any affiliates of Buyer thereunder which shall be governed by Section 11.1(d)(i), (iii) Buyer fails to fund any Escrow Deposit under this Agreement or the Other Property Transaction Agreements, or (iy) with respect to the Other Property Transaction for the sale and purchase of the property located at 6360 I-55 North, Jackson Mississippi and 1080 River Oaks Drive, Flowood, MS, due to a failure under Sections 9.1(d) or 9.2(d) of the Purchase and Sale Agreement therefor.

(e) Other Transactions; Other Terminations-Buyer. Buyer may terminate this Agreement by written notice to Seller if any of the agreements with respect to the Other Transactions has been terminated in accordance with its terms by the buyer thereunder due to a breach by the seller or any affiliates of Seller thereunder.

11.2 Effect of Termination; Remedies. If this Agreement is terminated pursuant to Section 11.1:

(a) this Agreement shall forthwith become null and void and of no further force and effect, except that this Section 11.2 and Article 12 and all applicable definitions in this Agreement as well as any other provisions which expressly survive termination shall survive such termination;

(b) Buyer shall return all documents, work papers and other materials (and all copies thereof) obtained from Seller or any of its Representatives relating to the Transaction, whether so obtained before or after the execution hereof, to Seller, and all confidential or proprietary information received by Buyer with respect to Seller or the Project shall be treated in accordance with Section 12.2 and the Confidentiality Agreement; and

(c) if Seller terminates this Agreement pursuant to Section 11.1(c) or Section 11.1(d)(i), Title Company shall deliver the Escrow Deposit to Seller and in the event of the termination of this Agreement by Buyer or Seller pursuant to any other section, Title Company shall deliver the Escrow Deposit to Buyer; and

(d) such termination shall be without liability of any Party (or any affiliate, member, stockholder, manager, partner, consultant or Representative of such Party) to any other Party; provided, however, that if the Transaction fails to close as a result of a termination by Seller in accordance with Section 11.1(c) or Section 11.1(d)(i) or a termination by Buyer in accordance with Section 11.1(c) or Section 11.1(e)(i), then the non-terminating Party shall be liable to the terminating Party as set forth in Section 11.3 or 11.4, as applicable. The rights and remedies provided in this Article 11 shall be the exclusive right or remedy and shall not be cumulative with any other rights or remedies provided by applicable Law as a result of a termination of this Agreement.

11.3 Liquidated Damages Against Buyer. In the event that this Agreement shall be terminated by Seller in accordance with Section 11.1(c) or Section 11.1(d)(i), then Buyer shall cause Escrow Agent to pay to Seller the Escrow Deposit as liquidated damages (the “Seller Liquidated Damages Amount”) within five (5) Business Days following such termination by wire transfer of immediately available funds to an account designated in writing by Seller. Buyer and Seller agree that the payment to Seller of the Seller Liquidated Damages Amount shall be Seller’s sole remedy in the event this Transaction fails to close as a result of Buyer’s breach hereunder. Buyer and Seller acknowledge and agree that (i) actual damages would be extremely difficult and impractical to ascertain, and the Seller Liquidated Damages Amount is a reasonable and rational estimate at this time and is an acceptable damages amount to the Parties in the event of a termination of this Agreement for the reasons described in this Section 11.3, (ii) the agreements contained in this Section 11.3 are an integral part of the Transaction and that, without these agreements, the Parties would not enter into this Agreement, and (iii) the Seller Liquidated Damages Amount is intended not as a penalty, but as full liquidated damages under this Agreement and as compensation for Seller’s losses and other expenses associated with this Agreement. Notwithstanding the foregoing, Buyer’s liability under Sections 6.1 and 12.1 hereof shall remain in full force and effect.

11.4 Liquidated Damages Against Seller. In the event that Seller breaches in any material respect any covenant or agreement under this Agreement (or breaches in any obligation that is already qualified by concepts of materiality), Buyer performs all of its obligations or tenders performance, including the obligation to consummate the Transaction and the transactions contemplated by the Other Transaction Agreements that are scheduled to close on or before the Closing Date shall have closed or be closing simultaneously with the Closing other than delivery of the Purchase Price and all other conditions to Seller’s obligation to consummate the Closing have been satisfied (except for those conditions that, by their nature, are to be satisfied at Closing), then Buyer may make written demand to Seller for performance of this Agreement. If Seller fails to comply with Buyer’s written demand within twenty (20) days after receipt of such written demand for performance, Buyer shall have the exclusive right to (i) waive such default and close in accordance with the terms of this Agreement, (ii) seek specific performance of Seller’s obligations under this Agreement in accordance with Section 12.22, or (iii) terminate this Agreement in accordance with Section 11.1(c) in which case Seller will instruct the Title Company to return the Escrow Deposit to the Buyer and Seller shall pay to Buyer within ten (10) days of Buyer’s written notice to terminate this Agreement in accordance with Section 11.1(c) an amount equal to $         [the aggregate amount to be contained in all Other Property Transaction Agreements shall not exceed $400,000] (the “Buyer Liquidated Damages Amount”)

in order to reimburse Buyer’s actual out of pocket expenses incurred in connection with this Transaction, but without further liability on Seller’s part. Seller agrees that (a) the Project is unique and that damages for failure by Seller to consummate the Transaction will be extremely difficult and impracticable to ascertain, (b) the Buyer Liquidated Damages Amount is a reasonable and rational estimate at this time and is an acceptable damages amount to Buyer in the event of a termination by Buyer in accordance with this Section 11.4, and (c) the Buyer Liquidated Damages Amount is intended not as a penalty, but as full liquidated damages under this Agreement and as compensation for Buyer’s losses and other expenses associated with this Agreement. Buyer shall be deemed to have elected to terminate this Agreement and to receive a return of the Escrow Deposit from the Title Company if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction, on or before thirty (30) days following the date upon which the Closing was to have occurred. The agreements contained in this Section 11.4 are an integral part of the Transaction and that, without these agreements, the Parties would not enter into this Agreement. In addition, the Parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the Parties hereby waive any such requirement of such a bond or undertaking.

11.5 Special Damages. In no event shall either Seller or Buyer be liable to the other for any special, exemplary, punitive, indirect, or consequential damages, or loss of profits, arising from or caused by the action, inaction, omission, default, or comparative or sole negligence of Seller or Buyer under this Agreement. Seller and Buyer hereby release the other and such party’s members, partners, stockholders, managers, officers, directors, employees, agents and representatives from, and covenant not to sue any of them for, any such special, exemplary, punitive, indirect or consequential damages, or loss of profits.

11.6 [Termination of Agreement and Agreements for Other Transactions. [PINNACLE ONLY] The Parties acknowledge that with respect to the Project, their preference and intent is to consummate the Transaction for the Project as a sale and purchase of assets pursuant to the terms and conditions contained in this Agreement, and the Parties agree to request Lender to approve the Transaction and assumption of the Existing Indebtedness by Buyer as an asset sale and purchase of the Project. If Lender does not consent thereto and requires that the Transaction for the Project be recast as a sale and purchase of Jackson Place’s 100% membership interest in Owner, the Parties and Jackson Place will use good faith efforts to negotiate a purchase and sale agreement for sale of Jackson Place’s membership interest in Owner and PPLP’s interest in the JRA Lease. The Parties further agree that the outside date for execution of a purchase and sale agreement for Jackson Place’s membership interest in Owner and PPLP’s interest in the JRA Lease shall be January 31, 2012 (the “Outside Date”) and if, despite their respective good faith efforts to do so, Jackson Place and PPLP, as sellers, and Buyer, as buyer, fail to execute such a purchase and sale agreement by the Outside Date then, at the option of either Seller or Buyer this Agreement shall terminate upon written notice to the other, and the Escrow Deposit shall be delivered to Buyer. In the event that the Lender does not approve the transaction as contemplated by this Agreement and Jackson Place and PPLP, as sellers, and Buyer, as buyer, fail to execute such a purchase and sale agreement by the Outside Date , the resulting termination of this Agreement will not: (i) affect or alter the applicable seller’s or buyer’s obligations relating to any Other Property Transactions pursuant to the Other Property Transaction Agreements, or (ii) permit either Seller, Buyer or any party to the Other Property Transaction Agreements to terminate any Other Transactions based upon the provisions of this subsection.]

ARTICLE 12

GENERAL PROVISIONS

12.1 Brokerage Commission. Seller shall pay a brokerage commission to Seller’s broker Rockwood Realty and CB Richard Ellis [Jackson and Memphis] [Cushman Wakefield – Richmond] at Closing pursuant to the terms of a separate agreement. Except as set forth in the preceding sentence, Seller and Buyer represent to each other that they have acted directly and independently with the other as principals and that neither Seller nor Buyer have retained or authorized the services of any broker or finder with respect to this Transaction. Seller agrees to indemnify, defend and hold Buyer harmless from and against all claims, liabilities and obligations for any commission, finder’s fee or other compensation in connection with this Agreement claimed by or through Seller. Buyer agrees to indemnify, defend and hold Seller harmless from and against all claims, liabilities and obligations for any commission, finder’s fee or other compensation in connection with this Agreement claimed by or through Buyer. If the Transaction does not close for any reason, including default by either Seller or Buyer, then no commission or reimbursement shall be due by any party hereto.

12.2 Confidentiality. Unless Seller otherwise agrees in writing, all information regarding the Project made available to Buyer by Seller or Seller’s agents or representatives or developed by Buyer, is confidential and shall not be disclosed to any other person except (a) Buyer’s Authorized Representatives who agree to comply with this restriction, or (b) as required in connection with legal or administrative proceedings or as otherwise required by law, including without limitation, disclosure to regulatory authorities. The provisions of the foregoing sentence shall not apply to any information which is otherwise available to the public or which has been obtained from sources that are not subject to a similar confidentiality restriction or to disclosures required by law. Further, Buyer agrees not to use any Confidential Information (as defined in Section 6.1) for any purpose other than to determine whether or not to proceed with the Transaction. Upon Closing, the above confidentiality restriction shall be void and of no further force and effect. If the Transaction does not close for any reason, the provisions of this Section 12.2 shall survive the termination of this Agreement for a period of two years.

12.3 Entire Agreement. This Agreement, together with the exhibits and schedules attached hereto and the other agreements expressly referred to herein, constitutes the entire agreement between the Parties with respect to the Transaction. All prior or contemporaneous agreements, understandings, representations, warranties and statements, oral or written, are superseded.

12.4 Further Assurances. The Parties agree to take such further action and execute such documents and instruments as may be reasonably required in order to more effectively carry out the terms of this Agreement and the intentions of the Parties.

12.5 Modification, Waiver. Except as expressly contemplated herein, no modification,

waiver, supplement or discharge of this Agreement shall be valid unless the same is in writing and signed by the party against whom the enforcement thereof is sought. No waiver of a breach of any of the terms, covenants or conditions of this Agreement by either party shall be construed or held to be a waiver of any succeeding or preceding breach of the same or any other term, covenant or condition herein contained. No waiver of any default by either party hereunder shall be implied from any omission by either party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect a default other than as specified in such waiver.

12.6 Severability. If any term, provision, covenant or condition of this Agreement is held to be invalid, void or otherwise unenforceable to any extent by any court of competent jurisdiction, the remainder of this Agreement shall not be affected thereby, and each term, provision, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law. The Parties have participated jointly in the negotiation and drafting of this Agreement with assistance of legal and other counsel of their choosing. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

12.7 Successors. Subject to the restriction on assignment provided herein, all terms of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

12.8 Assignment. Upon no less than five (5) business days prior written notice, Buyer may assign its rights under this Agreement to any entity owned or controlled by either Buyer or its members, without Seller’s consent; provided, however, no such assignment shall relieve Buyer of any of its obligations hereunder and the assignee must sign an assumption agreement in form reasonably acceptable to Seller. Except as contemplated by the preceding sentence and by Section 13.1, Seller and Buyer shall not assign their respective rights, obligations or interests under this Agreement without the prior written consent of the other.

12.9 Survival. Except as otherwise expressly provided herein, including in the last sentence of this Section 12.9, all warranties, representations and covenants of the parties contained herein shall survive Closing for a period of one hundred eighty (180) days from the Closing Date. The terms of this Section 12.9 shall not be deemed to extend the specific period for performance of any obligations to be performed hereunder subsequent to Closing. The following sections of this Agreement shall survive Closing without limitation: Sections 6.1, 6.3, 8.2. 8.3, 9.6, 11.2, 12.1, 12.9, 12.10, 12.20, 12.21 and 13.1.

12.10 Attorneys’ Fees. If either party commences legal proceedings for any relief against the other party arising out of this Transaction, this Agreement or any documents contemplated hereby, the prevailing party shall be entitled to recover reasonable attorneys’ fees and expenses, including the cost of any appeal thereof.

12.11 Time. Time is of the essence with respect to this Agreement.

12.12 No Other Inducement. The making, execution and delivery of this Agreement and the performance hereof by the Parties has not been induced by any representations, statements, warranties or agreements other than those expressly set forth herein.

12.13 Computation of Time Periods. All periods of the time referred to in this Agreement shall include all Saturdays, Sundays and state or national holidays, unless the period of time specifies business days, provided that if the date or last date to perform any act or give any notice or approval shall fall on a Saturday, Sunday or state or national holiday, such act or notice may by timely performed or given on the next succeeding day which is not a Saturday, Sunday or state or national holiday.

12.14 Notices. All notices, demands, requests, consents and waivers under this Agreement shall be in writing, shall refer to this Agreement and shall be (i) delivered personally, (ii) sent by registered or certified mail, postage prepaid, return receipt requested, (iii) sent via overnight delivery by a nationally recognized overnight courier, or (iv) sent by facsimile or electronically (i.e. via PDF), with written confirmation of the receipt of such facsimile or electronic communication, addressed as set forth below. If delivered personally, any notice shall be deemed to have been given on the date delivered or refused. If mailed, any notice shall be deemed to have been given on the earlier to occur on the date of delivery or the third (3rd) business day after such notice has been deposited in the U.S. mail in accordance with this Section 12.14. If sent by overnight courier, any notice shall be deemed to have been given on the first (1st) business day after the date following the date such notice was delivered to or picked up by the courier. If sent by facsimile or electronically, any notice shall be deemed to have been given (I) on the date sent, if confirmation of receipt thereof is given on or before 5:00 p.m. (CST), or (II) on the next business day, if confirmation of receipt thereof is given after 5:00 p.m. (CST). Copies of all notices shall be given in accordance with the above as follows:

Seller:	[ ]
Attention: James M. Ingram and Brad Antici

Office Address:	188 E. Capitol Street
Suite 1000, One Jackson Place
Jackson, Mississippi 39201

Telephone Number:	(601) 948-4091
Facsimile Number:	(601) 949-4077
Email:	jingram@pky.com
Email:	bantici@pky.com

with a copy to:	Parkway Properties LP
Attention: David O’Reilly
390 N. Orange Avenue, Suite 2400
Orlando, Florida 32801

Telephone Number:	(407) 581- 2909
Telecopy Number:	(407) 650-0597
E-mail:	doreilly@pky.com

With a copy to:	Forman Perry Watkins Krutz & Tardy LLP
Attention: Steven M. Hendrix

Office Address:	200 South Lamar Street
Suite 100, City Centre Building
Jackson, Mississippi 39201

Telephone Number:	(601) 960-8603
Facsimile Number:	(601) 960-8609
Email:	shendrix@fpwk.com

Buyer:	Hertz Acquisitions Group, L.L.C.
Attention: Gary Horwitz

Office Address:	1522 2nd Street
Santa Monica, CA 90401-2303

Telephone Number:	(310) 584-8003
Facsimile Number:	(310) 584-8103
Email:	Gary@hertzgroup.com

With a copy to:	John D. Forbess, Esq.
Law Office of John D. Forbess

Office Address:	1522 2nd Street
Santa Monica, CA 90401-2303

Telephone Number:	(310) 584-8004
Facsimile Number:	(310) 584-8104
Email:	Johnf@hertzgroup.com

With copy to:	Richard P. Richter
Sher Garner Cahill Richter Klein & Hilbert, L.L.C.

Office Address:	909 Poydras Street, 27th Floor
New Orleans, LA 70112

Telephone Number:	(504) 299-2104
Facsimile Number:	(504) 299-2204
Email:	rrichter@shergarner.com

Buyer and Seller hereby agree that legal counsel designated above or any replacement counsel, which may be designated by said party, is hereby authorized to give notices hereunder on behalf of its respective client(s) and any such notice shall be effective as if sent directly by the party.

12.15 Headings. The captions and section headings used in this Agreement are for convenience of reference only and are not intended to define, limit or affect the interpretation or construction of any term or provision hereof.

12.16 Exhibits. All appendixes, schedules or exhibits referred to herein or attached hereto are incorporated herein by this reference.

12.17 Counterparts. This Agreement may be executed in multiple copies, each of which shall be deemed an original, but all of which shall constitute one Agreement binding on all Parties. Signatures hereon which are transmitted by facsimile or electronically shall be binding as if they were originals.

12.18 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State in which the Real Property is located.

12.19 Intentionally Omitted.

12.20 Patriot Act. Each party hereby represents, warrants and certifies that: (i) neither it nor its officers, directors, or controlling owners is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, “Specifically Designated National or Blocked Person,” or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“SDN”); (ii) neither it nor its officers, directors or controlling owners is engaged in this Transaction, directly or indirectly on behalf of, or instigating or facilitating this Transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; and (iii) neither it nor its officers, directors or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act, (Public Law 107-56), the Bank Secrecy Act, the Money Laundering Control Act or any regulations promulgated pursuant thereto. Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any and all claims, damages, losses, risks, liabilities and expenses (including reasonable attorneys’ fees and costs) arising from or related to any breach of the foregoing representations, warranties and certifications by the indemnifying party. The provisions of this Section shall survive the termination of this Agreement or Closing and shall not merge into any deed delivered and accepted upon Closing.

12.21 Waiver of Jury Trial. Seller and Buyer each hereby knowingly and unconditionally, with advice of counsel, waive any and all right to demand a jury trial in any action for the interpretation or enforcement of this Agreement.

12.22 Specific Performance. The Parties agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that, subject to the terms of this Section 12.22, each of the Parties shall be entitled to specific performance of the terms hereof pursuant to this Section 12.22, in addition to any other remedy at law or in equity. It is accordingly agreed that, subject to the terms and conditions of Section 11.4 and this Section 12.22, Buyer shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Seller and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity; it being understood and agreed that, notwithstanding the first sentence of this Section 12.22 or anything else in this Agreement to the contrary, Buyer’s right to specific performance to require Seller to consummate the Closing shall remain subject to the satisfaction (or waiver by the applicable Party) of the conditions to Closing hereunder, expressly including, without limitation, the simultaneous consummation of all of the Other Transactions that are scheduled to close on or prior to the Closing Date and that have not otherwise previously been consummated in accordance with their terms and, notwithstanding anything in this Agreement to the contrary, to the extent any of the Other Transactions have not previously closed or are not closing simultaneously with a Closing hereunder for any reason other than a breach by Seller thereunder, Buyer shall not be entitled to specific performance to require Seller to consummate the Closing. In such a case referenced in the immediately preceding sentence where Buyer is entitled to specific performance, Seller specifically agrees that the remedy of specific performance is a reasonable and appropriate remedy for Buyer, and Seller waives and agrees not to assert any claim or defense that specific performance is not an appropriate remedy for Buyer. The Parties further acknowledge and agree that prior to Closing, Seller shall be entitled to an injunction, specific performance and other equitable relief only to enforce specifically the terms and provisions of, and to prevent breaches of, Sections 11.3, 12.2 and 12.23 by Buyer. Following the Closing, Seller and Buyer shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement by the other Party and to enforce specifically the terms and provisions hereof, in each case this being in addition to any other remedy to which they are entitled at law or in equity. The Parties acknowledge that in the absence of a waiver, a bond or undertaking may be required by a court and the Parties hereby waive any such requirement of such a bond or undertaking.

12.23 Announcements.

(a) Except for the disclosure permitted by this Section 12.23, prior to the Closing, none of Buyer nor Seller nor any of their respective affiliates shall issue any press release or public statement concerning this Agreement or the Transaction without obtaining the prior written approval of the other Party (which approval the other Party shall not unreasonably withhold, condition or delay). Notwithstanding the foregoing, a Party may make such disclosure as it determines in good faith is required by applicable Law or Order, or by an obligation pursuant to any agreement with any national securities exchange or national securities association of the United States or any other jurisdiction, provided that, prior to issuing any such press release or public statement, such Party shall advise the other Party of such press release or public statement and shall discuss the contents of the disclosure.

(b) Each Party shall require its Representatives not to make any disclosure about this Agreement or the Transaction that such Party is not permitted to make pursuant to the terms and conditions of this Agreement.

(c) The Parties will consult and cooperate reasonably with each other concerning the means by which the Seller’s customers and suppliers and others having dealings with the Seller will be informed of the Transaction, and the joint participation by the Parties in those communications.

ARTICLE 13

LIKE-KIND EXCHANGE

13.1 Like-Kind Exchange. Any of the Parties hereto may desire, and each other party is willing to cooperate (subject to the limitations set forth below), to effectuate the sale or purchase of the Project by means of a like kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Each party expressly reserves the right to assign its rights, but not its obligations, hereunder to a qualified intermediary on or before the date of Closing. Upon written notice from any party (a “Requesting Party”) to the other, the party to whom such notice is given (the “Other Party”) agrees to cooperate with the Requesting Party to effect a like-kind exchange with respect to the Project, provided that such cooperation shall be subject to the following conditions: (a) such exchange shall not delay the Closing and shall occur either simultaneously with the Closing or the purchase money proceeds payable to Seller shall upon Seller’s prior written direction to Buyer, be paid to a third party escrow agent or intermediary such that Buyer shall not be required to participate in any subsequent closing, (b) the Other Party shall not be obligated to incur any expenses in excess of the expenses which would have been incurred if there had been no exchange, and (c) Buyer shall not be obligated to acquire or accept title to any property other than the Project, and Seller shall not be obligated to acquire or accept title to any property. The Other Party agrees to acknowledge, prior to the time of Closing, the foregoing assignment by the Requesting Party. Such cooperation shall extend both to a forward and a reverse Section 1031 exchange. The Other Party makes no representation or warranty that the conveyance of any property made pursuant to this Section 13.1 shall qualify for a like-kind exchange. Once Buyer has paid the purchase money proceeds as directed by Seller (if Seller is the Requesting Party), or Seller has conveyed the Project as directed by Buyer (if Buyer is the Requesting Party), the Other Party shall have no further obligation hereunder with respect to such like-kind exchange. The Requesting Party hereby agrees to indemnify and hold the Other Party harmless from and against any costs, liabilities and expenses incurred or suffered by the Other Party in connection with a like-kind exchange, which indemnity shall survive the Closing until the expiration of any applicable statute of limitations.

[Signatures follow on next page(s)]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:

Executed by Seller, this day of December, 2011	[ ], a

	By:	, its

By:
		Name:	James M. Ingram
		Title:	Executive Vice President

By:
Name:
Title:

Note: To validly and effectively execute this Agreement, Seller must initial the space provided at the end of Section 9.6.

[Signature page to Purchase and Sale Agreement]

BUYER:

Executed by Buyer, this day of December, 2011	HERTZ ACQUISITIONS GROUP, LLC, a Delaware limited liability company

By:
Name:
Title:

Note: To validly and effectively execute this Agreement, Buyer must initial the spaces provided at the end of Sections 6.3 and 9.6.

[Signature page to Purchase and Sale Agreement]

ACKNOWLEDGMENT BY BROKER

The undersigned broker hereby acknowledges and agrees to the provisions of Section 12.1 of this Agreement regarding commissions.

Rockwood Realty

By:
Name:
Title:

CB Richard Ellis [Jackson and Memphis]

[Cushman Wakefield – Richmond]

By:
Name:
Title:

ACKNOWLEDGMENT BY TITLE COMPANY

Title Company hereby agrees to perform its obligations under this Agreement and acknowledges receipt of (a) the Initial Deposit from Buyer in the amount of                              and no/100 Dollars ($        ) on the      day of         , 2011 and (b) a fully executed counterpart of this Agreement on the      day of         , 2011.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:
Name:
Title:

EXHIBIT A

OTHER PROPERTY TRANSACTIONS

Jackson Mississippi Portfolio

Pinnacle at Jackson Place and Pinnacle Parking JRA Leasehold

One Jackson Place

111 Capital Building

UBS Building

River Oaks Place

The Jackson portfolio must close simultaneously; provided the Buyer shall not be required to close the acquisition of the 111 Capital Building, which is a stand-alone transaction. In the event that the Lender does not approve the transaction and assumption of the existing debt and the release of Seller and its affiliates from any future obligation thereunder with respect to the Pinnacle at Jackson Place and therefore no closing occurs with respect to Pinnacle at Jackson Place and Pinnacle Parking JRA Leasehold, a failure to close that Transaction will not alter the Seller or Buyer’s obligation relating to any of the Other Property Transactions. In the event that the Lender does not approve the transaction and assumption of the existing debt and the release of Seller and its affiliates from any future obligation thereunder with respect to the UBS Building and River Oaks Place and therefore no closing occurs with respect thereto, the failure to close those Transactions will not alter the Seller or Buyer’s obligation relating to any of the Other Property Transactions.

Richmond Virginia Portfolio

Boulders Center

Moorefield I

Moorefield II

Moorefield III

Winchester Building

The Richmond portfolio must close simultaneously and cannot be closed before the Jackson portfolio. The Richmond portfolio may be closed simultaneously with the Jackson portfolio.

Memphis Tennessee Portfolio

Toyota Center and parking garage

Falls Building

Forum I

Forum II

Forum III

The Memphis portfolio must close simultaneously and cannot be closed before the Jackson or Richmond portfolios but may be closed simultaneously with the Jackson and Richmond portfolio.